Exhibit 3(ii)
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
THE STANLEY WORKS
     The Stanley Works, a corporation organized and existing under the Connecticut Business Corporation Act (the “CBCA”), does hereby certify:
     1: The name of the corporation is The Stanley Works (the “Corporation”).
     2: The Restated Certificate of Incorporation is amended by the addition of the provisions set forth on Exhibit A hereto, to immediately follow Section 3 and immediately precede Section 4 of the Corporation’s Restated Certificate of Incorporation.
     3: The amendment was adopted by resolution of the Board of Directors on December 10, 2009, which further confirmed, adopted and approved the actions of the Board of Directors on January 31, 1996.
     4: The amendment was approved by the Board of Directors. No Shareholder approval was required.
[Signature page follows]

     IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be duly executed this 21st day of December, 2009.

THE STANLEY WORKS
By:	/s/ Kathryn P. Sherer
	Name:	Kathryn P. Sherer
	Title:	Assistant Secretary

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Exhibit A
Text of Amendment
     “Section 3A. There shall be a series of Preferred Stock, without par value, of said corporation having the voting powers, designation, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of such rights, to the extent that the foregoing are not set forth elsewhere in this Certificate of Incorporation, as follows:
          (a) Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be 1,100,000.
          (b) Dividends and Distributions.
          (l) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of February, May, August and November in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $20 or (b) subject to the provision for adjustment hereinafter set forth, 200 times the aggregate per share amount of all cash dividends, and 200 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, $2.50 par value, of said corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event said corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock in a reclassification of the outstanding Common Stock, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (a) and clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (2) The corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (1) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $20 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
          (3) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
          (c) Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:
          (1) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 200 votes on all matters submitted to a vote of the shareholders of said corporation. In the event said corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock in a reclassification of the outstanding Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (2) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of said corporation.
     (3) (A) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, the holders of Series A Junior Participating Preferred Stock shall have the right to elect two (2) Directors.
          (B) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (c)(3)(C) of this Section 3A or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that such voting right shall not be exercised unless the holders of ten percent (l0%) in number of shares of Series A Junior Participating Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Series A Junior Participating Preferred Stock of such voting right. At any meeting at which the holders of Series A Junior Participating Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Series A Junior Participating Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Series A Junior Participating Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Series A Junior Participating Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.
          (C) Unless the holders of Series A Junior Participating Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any person owning in the aggregate not less than ten percent (l 0%) of the total number of shares of Series A Junior Participating Preferred Stock outstanding (except as otherwise required under the laws of the State of Connecticut) may request, the calling of a special meeting of the holders of Series A Junior Participating Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board, the President, a Vice President or the Secretary of said corporation. Notice of such meeting and of any annual meeting at which holders of Series A Junior Participating Preferred Stock are entitled to vote pursuant to this subparagraph (c)(3)(C) shall be given to each holder of record of Series A Junior Participating Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of said corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request; or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (l 0%) of the total number of shares of Series A Junior Participating Preferred Stock outstanding (except as otherwise required under the laws of the State of Connecticut). Notwithstanding the provisions of this subparagraph (c)(3)(C), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.
          (D) In any default period the holders of Common Stock, and other classes of stock of said corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Series A Junior Participating Preferred Stock shall have exercised their right to elect two (2) Directors after the exercise of which right (x) the Directors so elected by the holders of Series A Junior Participating Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in sub-paragraph (c)(3)(C) of this Section 3A) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (3) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.
          (E) Immediately upon the expiration of a default period, (x) the right of the holders of Series A Junior Participating Preferred Stock to elect Directors shall cease, (y) the term of any Directors elected by the holders of Series A Junior Participating Preferred Stock shall terminate, and (z) the number of Directors shall be such number as may be provided for elsewhere in this Certificate of Incorporation or the By-laws of the corporation irrespective of any increase made pursuant to the provisions of subparagraph (c)(3)(B) of this Section 3A (such number being subject, however, to change thereafter in any manner provided by law or in this Certificate of Incorporation or the By-laws of the corporation). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

          (4) Except as set forth herein or as otherwise required under the laws of the State of Connecticut, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
          (d) Certain Restrictions.
          (l) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in paragraph (b) of this Section 3A are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, said corporation shall not:
          (A) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;
          (B) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
          (C) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that said corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of said corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or
          (D) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
          (2) The corporation shall not permit any subsidiary of said corporation to purchase or otherwise acquire for consideration any shares of stock of said corporation unless said corporation could, under paragraph (d)(1) of this Section 3A, purchase or otherwise acquire such shares at such time and in such manner.
          (e) Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by said corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
          (f) Liquidation, Dissolution or Winding Up.
          (1) Upon any voluntary liquidation, dissolution or winding up of said corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $200 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 200 (as appropriately adjusted as set forth in paragraph 3 below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Series A Junior Participating Preferred Stock and Common Stock, on a per share basis, respectively.
          (2) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.
          (3) In the event said corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock in a reclassification of the outstanding Common Stock, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          (g) Consolidation, Merger, etc. In case said corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 200 times the aggregate amount of stock, securities; cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event said corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock in a re-classification of the outstanding Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          (h) No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.
          (i) Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of said corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.
          (i) Amendment. This Certificate of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock.
          (k) Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share (to the extent permitted under the laws of the State of Connecticut), which fractions of a share shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.”

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